Exhibit 20.2

March 31, 2003

Chase Manhattan Bank USA National
Association
c/o JP Morgan Chase	Credit Suisse First Boston International
Institutional Trust Services	Managing Director – Operations Department
500 Stanton Christiana Road, OPS4, 3rd Floor	One Cabot Square
Newark, Delaware 19713	London E14 4QJ, ENGLAND

Deutsche Bank Trust Company Americas
Corporate Trust & Agency Services –	Credit Suisse First Boston International
Structured Finance Services	Managing Director – Legal Department
280 Park Avenue, 9th Floor	One Cabot Square
New York, NY 10017	London E14 4QJ, ENGLAND

Financial Security Assurance, Inc.	Moody’s Investors Services, Inc.
Transaction Oversight Department	ABS Monitoring Department
350 Park Avenue	99 Church Street
New York, NY 10022	New York, NY 10007

Credit Suisse First Boston International	Standard & Poor’s Rating Services
Head of Credit Risk Management	Asset Backed Surveillance Department
One Cabot Square	55 Water Street
London E14 4QJ, ENGLAND	New York, NY 10041

Re:    Annual Statement as to Compliance for WFS Financial 2002-4 Owner Trust

Dear Sir or Madam:

OFFICERS’ CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of June 1, 1998, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer”) certify that:

     (i)  a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers’ supervision, and

     (ii)  to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.

/s/ Mark Olson	/s/ J. Keith Palmer
Mark Olson	J. Keith Palmer
Senior Vice President and Controller	Senior Vice President & Treasurer

cc: A. Katz, Esq.